PROSPECTUS SUPPLEMENT NO. 1	Rule 424(b)(3)
DATED JUNE 26, 2017	Registration No. 333-217156
(To Prospectus dated April 19, 2017)

CELSION CORPORATION

367,343 Shares
Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated April 18, 2017 and made effective on April 19, 2017 related to the resale of our common stock from time to time by certain shareholders (“Prospectus”), of Celsion Corporation (“Company”). This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 11 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

REPRICING OF WARRANTS

The Company offered certain holders of warrants the opportunity to exercise such warrants for cash at a reduced exercise price of $1.65 per share (the “Reduced Exercise Price”).  The Company received acceptance of the reprice offer (the “Acceptance”) from one holder on June 23, 2017, and entered, on June 22, 2017, and June 26, 2017, into separate Warrant Exercise Agreements with two other holders (“Holders”). Pursuant to the Acceptance and the separate Warrant Exercise Agreements, each Holder agreed solely with the Company to exercise certain warrants for cash in exchange for the Company reducing the current exercise price of its outstanding warrants to $1.65.

This Supplement is being filed with respect to the reduced $1.65 the exercise price of the following warrants:

Holder	No. of Warrants Repriced
Sabby Management, LLC[1]	163,263
Anson Investments Master Fund LP	102,040
Intracoastal Capital, LLC	102,040
Total	367,343

(1)

Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity.

Prospectus Supplement No. 1

Dated June 26, 2017